As filed with the Securities and Exchange Commission on May 8, 2013
Registration No. 333–

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________

OCWEN FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)
___________________________________

Florida	65-0039856
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2002 Summit Boulevard, Sixth Floor
Atlanta, Georgia 30319
(561) 682-8000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
___________________________________
Ronald M. Faris
President and Chief Executive Officer
2002 Summit Boulevard, Sixth Floor
Atlanta, Georgia 30319
(561) 682-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________________
Copies to:

Timothy M. Hayes Executive Vice President and General Counsel 2002 Summit Boulevard, Sixth Floor Atlanta, Georgia 30319 (561) 682-8000	Thomas E. Molner, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 (212) 715-9100

___________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filter:	☐
Non-accelerated filer:	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering Price	Amount of registration fee(5)
Series A Perpetual Convertible Preferred Stock, $0.01 par value per share	162,000(2)	$1,000(4)	$162,000,000	$22,096.80
Common Stock, $0.01 par value per share	(3)	—	—	—
Total	—	—	$162,000,000	$22,096.80

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, also includes an indeterminable number of shares that may become issuable by reason of stock splits, stock dividends and similar transactions.

(2)

Also includes such currently indeterminable number of shares of Series A Perpetual Convertible Preferred Stock of the registrant, or the Series A Preferred Stock, as may be issued in respect of paid-in-kind dividends.

(3)

There are being registered hereunder an indeterminable number of shares of common stock of the registrant issuable upon conversion of the shares of Series A Preferred Stock registered hereunder, subject to certain adjustments in accordance with the anti-dilution provisions thereof.

(4)	Represents the liquidation preference amount per share of the Series A Preferred Stock.
(5)	No separate consideration will be received for the shares of common stock issuable upon conversion of the Series A Preferred Stock and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

Prospectus

Ocwen Financial Corporation

Series A Preferred Stock

Common Stock

This prospectus relates to the potential offer and sale, from time to time, by the selling stockholders named in this prospectus of 162,000 shares of series A perpetual convertible preferred stock, par value $0.01 per share, with a liquidation preference of $1,000 per share, or the Series A Preferred Stock, plus such additional number of shares of Series A Preferred Stock issued to the selling stockholders named in this prospectus in respect of paid-in-kind dividends in accordance with the terms of the Series A Preferred Stock, and shares of common stock, par value $0.01 per share, issuable upon the conversion of such shares of Series A Preferred Stock, if and to the extent that such selling stockholders convert their Series A Preferred Stock to shares of common stock of Ocwen Financial Corporation. See “Selling Stockholders” for information regarding the selling stockholders.

The selling stockholders may offer and sell shares of Series A Preferred Stock or shares of common stock if and to the extent that such stockholders convert their Series A Preferred Stock for shares of common stock described in this prospectus in public or private transactions and at the prevailing market prices, fixed prices or at negotiated prices. The selling stockholders will be responsible for any commissions or discounts, and similar selling expenses, due to brokers or dealers. Brokers or dealers participating in any sale of common stock or Series A Preferred Stock may be deemed “underwriters” under the Securities Act of 1933, as amended, or Securities Act. We will not receive any proceeds from the sale of shares offered by the selling stockholders. See “Plan of Distribution” for additional information on the manner in which the shares of Series A Preferred Stock and the shares of common stock may be sold and related matters.

Our common stock is traded on the New York Stock Exchange under the symbol “OCN”. On May 6, 2013, the closing price of shares of our common stock on the NYSE was $37.91 per share. The Series A Preferred Stock is not currently listed on any established securities exchange or quotation system. No assurance can be given as to the liquidity of the trading market for the Series A Preferred Stock.

Our principal executive offices are located at 2002 Summit Boulevard, Sixth Floor, Atlanta, Georgia 30319, and our telephone number is (561) 682-8000.

Investing in the securities offered by this prospectus involves a high degree of risk. You are urged to read the sections entitled “Risk Factors” beginning on page 8 of this prospectus and in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each of our subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference herein), which describe specific risks and other information that should be considered before you make an investment decision. A future prospectus supplement may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2013.

____________________________

About This Prospectus

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC or the Commission, as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, the selling stockholders or their pledgees, donees, transferees or other successors-in-interest, may from time to time use this prospectus to sell or otherwise dispose of the securities described in this prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. No underwriter, broker, dealer, salesman or other person is authorized to give any information or represent anything not contained in this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the Commission allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Except as otherwise indicated by the context, references in this prospectus to “Ocwen,” “we,” “us,” “our,” “the Company” or “our Company” are to Ocwen Financial Corporation and its consolidated subsidiaries.

Where You Can Find More Information; Incorporation by Reference

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. You can request copies of these documents by writing to the Commission and paying a fee for the copying costs. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our Commission filings are available at the Commission’s website at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus regarding us and our securities including certain exhibits and schedules. You can obtain a copy of the registration statement from the Commission at the address listed above or from the Commission’s Internet website.

The Commission allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus and the termination of any offering made under this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 1, 2013;
●	our Definitive Proxy Statement on Schedule 14A related to our 2013 Annual Meeting of Shareholders (only with respect to information contained in such Definitive Proxy Statement that is incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012), filed on April 3, 2013;
●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 8, 2013;
●	our Current Reports on Form 8-K or Form 8-K/A filed on February 19, 2013, March 5, 2013, March 14, 2013, March 15, 2013, April 3, 2013, April 4, 2013, April 17, 2013, April 18, 2013 and May 3, 2013; and
●	the description of our common stock contained in our registration statement on Form 8-A (File No. 001-13219), filed on July 25, 1997, including any amendments or reports filed for the purposes of updating this description.

To the extent that any information contained in any Current Report on Form 8-K or any exhibit thereto was furnished, rather than filed with the Commission, such information or exhibit is specifically not incorporated by reference in this prospectus.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Commission under the Securities Act. The rules and regulations of the Commission allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, such statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

These documents may also be accessed on our website at www.ocwen.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following:

Ocwen Financial Corporation
2002 Summit Boulevard, Sixth Floor
Atlanta, GA 30319
561-682-8000
Attention: Investor Relations

Prospectus Summary

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. For a more complete understanding of our company, the Series A Preferred Stock or the common stock, we encourage you to read carefully this entire prospectus and the documents incorporated by reference in this prospectus, including the financial statements and related notes thereto, and the information set forth under “Risk Factors.” In addition, certain statements in this prospectus and the documents incorporated herein by reference are forward-looking statements which involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Ocwen Financial Corporation

Ocwen Financial Corporation is a financial services holding company which, through its subsidiaries, is engaged in the servicing and origination of mortgage loans. Ocwen is headquartered in Atlanta, Georgia with offices in Florida, New Jersey, Pennsylvania, Texas, United States Virgin Islands (USVI) and Washington, DC and support operations in India and Uruguay. Ocwen is a Florida corporation organized in February 1988. Ocwen and its predecessors have been servicing residential mortgage loans since 1988 and subprime mortgage loans since 1994. Ocwen Loan Servicing, LLC (OLS), an indirect wholly owned subsidiary of Ocwen, is licensed to service mortgage loans in all 50 states, the District of Columbia and two U.S. territories.

Ocwen is a leader in the servicing industry in increasing cash flows and improving loan values for mortgage loan investors and in keeping Americans in their homes through foreclosure prevention. Our leadership in the industry is evidenced by our high cure rate for delinquent loans and the above average rate of continuing performance by borrowers whose loans we modify. Ocwen has completed over 300,000 loan modifications since January 2008.

On August 10, 2009, Ocwen completed the distribution of its Ocwen Solutions (OS) line of business (the Separation) via the spin-off of a separate publicly traded company, Altisource Portfolio Solutions S.A. (Altisource). OS consisted primarily of Ocwen’s former unsecured collections business, residential fee-based loan processing businesses and technology platforms. Ocwen and Altisource continue to provide corporate services to each other under agreements entered into following the Separation. In addition, Altisource continues to provide certain technology products and other services to us that support our servicing business. The Separation allowed Ocwen to focus on its core servicing business and related strategies for growth and to respond better to initiatives and market challenges. Our residential servicing portfolio has grown from 351,595 loans with an aggregate unpaid principal balance (UPB) of $50 billion at December 31, 2009, to 1,219,956 residential loans with an aggregate UPB of $203.7 billion at December 31, 2012. During the past three years, we completed asset acquisitions of MSR portfolios totaling $41.7 billion in UPB, including approximately $34.8 billion during 2012.

Our competitive profile is primarily a function of three factors: the cost to service, the level of delinquencies and advances, and the cost of capital and financing. We believe that we enjoy our competitive strengths and achieve our results largely because of our superior technology and processes. Our servicing platform runs on an information technology system developed over a period of more than 20 years at a cost of more than $150 million. We license this technology under long-term agreements with Altisource. We believe that this system is highly robust, managing more data than the systems used by most other mortgage servicers. The system integrates non-linear loss mitigation models that optimize client cash flow by maximizing loan modifications and other borrower resolutions while minimizing both re-defaults on modifications and foreclosures.

Based on a comparison of Mortgage Industry Advisory Corporation (MIAC) cost per non-performing loan as of the second quarter of 2012 to Ocwen’s marginal cost study for the same period, our cost of servicing non-performing loans is approximately 70% lower than industry averages. This provides us with a substantial cost advantage in servicing non-performing loans, largely as a result of proprietary technology and processes that we have been developing for decades. The technology we lease from Altisource integrates artificial intelligence into the borrower communication process, driven by behavioral and psychological principles, that enhances our ability to provide dynamic solutions to borrowers. These tools are continuously improved via feedback loops from controlled testing and monitoring of alternative solutions. By using these capabilities to tailor “what we say” and “how we say it” to each individual borrower, we create a “market of one” that is focused on the unique needs of each borrower. As a result, we are able to increase borrower acceptance rates of loan modifications and other resolution alternatives while at the same time increasing compliance.

Our principal executive offices are located at 2002 Summit Boulevard, Sixth Floor, Atlanta, GA 30319, our telephone number is (561) 682-8000 and our web address is www.ocwen.com.

Summary of the Offering

Securities Offered	162,000 shares of series A perpetual convertible preferred stock, par value $0.01 per share, or the Series A Preferred Stock, plus such additional number of shares of Series A Preferred Stock issued to the selling stockholders named in this prospectus in respect of paid-in-kind dividends in accordance with the terms of the Series A Preferred Stock, and shares of common stock issuable upon the conversion of such shares of Series A Preferred Stock if and to the extent that the selling stockholders convert their Series A Preferred Stock to shares of common stock of Ocwen Financial Corporation.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of our common stock or the sale of our shares of Series A Preferred Stock covered by this prospectus.

Listing	The Series A Preferred Stock is not currently listed on any established securities exchange or quotation system. No assurance can be given as to the liquidity of the trading market for the Series A Preferred Stock.

NYSE Symbol for Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “OCN”.

Risk Factors	Investing in our securities involves risks. See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before purchasing the Series A Preferred Stock or the common stock.

Risk Factors

Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus, you should carefully consider the risk factors set forth below as well as those in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, incorporated by reference into this prospectus. For more information, see the section entitled “Where You Can Find More Information; Incorporation by Reference.”

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our common stock and/or Series A Preferred Stock and the loss of all or part of your investment.

Risks relating to ownership of our Series A Preferred Stock

The Series A Preferred Stock is equity and is subordinate to all of our existing and future indebtedness and the Series A Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

Shares of the Series A Preferred Stock are equity interests in our Company and do not constitute indebtedness. As such, the Series A Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on our Company with respect to assets available to satisfy claims on our Company, including in a liquidation of our Company.

In addition, the Series A Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Stock or to which the Series A Preferred Stock will be structurally subordinated.

An active trading market for the Series A Preferred Stock may not develop.

The Series A Preferred Stock is not currently listed on any established securities exchange or quotation system. There can be no assurance that an active trading market for the Series A Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Series A Preferred Stock may be adversely affected

The Series A Preferred Stock may rank junior in rights and preferences to preferred stock issued by us in the future.

Subject to the approval of holders of at least 50.1% of the shares of Series A Preferred Stock then outstanding, voting as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Series A Preferred Stock. The terms of any such future preferred stock expressly senior to the Series A Preferred Stock may restrict dividend payments on the Series A Preferred Stock, redemptions of the Series A Preferred Stock or distributions upon the liquidation, winding-up and dissolution of the Company. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series A Preferred Stock have been paid for the relevant periods, no dividends will be paid on the Series A Preferred Stock, and no shares of the Series A Preferred Stock may be repurchased, redeemed, or otherwise acquired by us prior to the repurchase or redemption of such future preferred stock. This could result in dividends on the Series A Preferred Stock not being paid when contemplated, or the redemption of the Series A Preferred Stock not occurring when contemplated. In addition, in the event of our liquidation, winding-up and dissolution, the terms of the senior preferred stock may prohibit us from making payments on the Series A Preferred Stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

We may issue another class or series of capital stock in the future which may rank on a parity in rights and preferences to shares of the Series A Preferred Stock.

Prior to December 27, 2015, without the consent of the holders of Series A Preferred Stock, we may issue additional securities in the future the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividends, redemptions and distributions upon the liquidation, winding-up and dissolution of the Company, to the extent that the aggregate liquidation preference in respect of all parity securities then outstanding (other than the Series A Preferred Stock) does not exceed $325 million and, subject to the approval of holders of at least 50.1% of the shares of Series A Preferred Stock then outstanding, voting as a separate class, we may issue additional parity securities above the $325 million threshold. After December 27, 2015, we may issue an unlimited amount of parity securities without the consent of the holders of Series A Preferred Stock. The issuance of parity securities in the future may adversely affect the value of our Series A Preferred Stock and the rights of the holders of our Series A Preferred Stock.

The Series A Preferred Stock bear a risk of redemption by us.

We may voluntarily redeem some or all of the Series A Preferred Stock on or after December 27, 2014 payable through the issuance of shares of common stock. Any such redemptions may occur at a time that is unfavorable to holders of the Series A Preferred Stock. For further information regarding our ability to redeem the Series A Preferred Stock, see “Description of Series A Preferred Stock —Redemptions and Repurchases.”

Cautionary Note Regarding Forward-Looking Statements

This prospectus, including the information we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact included or incorporated by reference into this prospectus, including, without limitation, statements regarding our financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These forward-looking statements include declarations regarding our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could”, “intend,” “consider,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict” or “continue” or the negative of such terms or other comparable terminology. Such statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from expected results. Important factors that could cause actual results to differ include, but are not limited to, the risks discussed in “Risk Factors” in this prospectus and any accompanying prospectus supplement and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information referenced under the heading “Risk Factors.”

Use of Proceeds

We will not receive any proceeds from the sale of the common stock or Series A Preferred Stock by the selling stockholders. We will bear certain expenses of the registration of the common stock and the Series A Preferred Stock under federal and state securities laws, except for any underwriter or brokers’ discounts, fees or commissions.

Selling Stockholders

On December 27, 2012, Ocwen completed a merger, or the Merger, whereby O&H Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, or the Merger Sub, merged with and into Homeward Residential Holdings, Inc., a Delaware corporation, or Homeward, with Homeward continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Company pursuant to that certain Merger Agreement, or the Merger Agreement, by and among Ocwen, Merger Sub, Homeward, and WL Ross & Co. LLC, a Delaware limited liability company, as shareholder representative.

As consideration for the Merger, Ocwen paid $243 million plus the book value amount of Homeward and its subsidiaries, for an aggregate purchase price of approximately $765 million. Of this amount, approximately $603 million was paid in cash and $162 million was paid in Series A Preferred Stock. All of the shares of Series A Preferred Stock that may be offered and sold pursuant to this prospectus were issued to the selling stockholders in connection with the Merger pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof and/or Regulation D under the Securities Act.

Pursuant to the Merger Agreement, Ocwen and the holders of the Series A Preferred Stock, who are the selling stockholders named in this prospectus, entered into a Registration Rights Agreement, as amended, or the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Ocwen agreed to register for resale under the Securities Act all of the Series A Preferred Stock, the common stock issued upon conversion of the Series A Preferred Stock and any other securities issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to such shares. All of the Series A Preferred Stock and the common stock issued upon the conversion of the Series A Preferred Stock being offered under this prospectus may be sold by the selling stockholders named below. However, the registration of these securities does not necessarily mean the selling stockholders will offer or sell any of their securities under this prospectus or otherwise.

We do not know when or in what amounts the selling stockholders may offer the securities for sale. The selling stockholders might not sell any or all of the securities offered by this prospectus. Because the selling stockholders may offer all or some of the securities pursuant to this offering, and because, to our knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling stockholders after completion of the offering. Information about the selling stockholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

Unless otherwise indicated in the footnotes below, based on representations made to us by the selling stockholders, none of the selling stockholders has or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

Name of Selling Stockholder	Shares of Series A Preferred Stock Owned Before the Offering	Shares of Common Stock Owned Before the Offering(1)	Maximum Shares of Series A Preferred Stock to be Offered	Maximum Shares of Common Stock to be Offered(1)	Percentage of Series A Preferred Stock to be Owned Following the Offering(2)	Percentage of Outstanding Common Stock to be Owned Following the Offering(2)
WLR Recovery Fund III, L.P.(3)	12,923	406,511	12,923	406,511	—	—
WLR Recovery Fund IV, L.P. (3)	108,507	3,413,243	108,507	3,413,243	—	—
WLR/GS Master Co-Investment, L.P. (3)	7,532	236,929	7,532	236,929	—	—
WLR AHM Co-Invest, L.P. (3)	32,550	1,023,906	32,550	1,023,906	—	—
WLR IV Parallel ESC, L.P. (3)	488	15,350	488	15,350	—	—
Total	162,000	5,095,939	162,000	5,095,939	—	—

(1) Represents shares of common stock issuable upon conversion of the shares of Series A Preferred Stock based on an initial conversion price of $31.79. Any fractional shares upon conversion will be cashed out.

(2) Assumes that each selling stockholder will sell all shares offered by it under this prospectus.

(3) Wilbur L. Ross, Jr., the chairman and chief executive officer of WL Ross & Co. LLC, is the managing member of El Vedado, LLC and the chairman and chief executive officer of Invesco Private Capital, Inc. El Vedado, LLC is the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates IV LLC, WLR Recovery Associates III LLC and WLR Master Co-Investment GP, LLC. WLR Recovery Associates III LLC is the general partner of WLR Recovery Fund III, L.P., or Fund III, WLR Recovery Associates IV LLC is the general partner of each of WLR Recovery Fund IV, L.P., or Fund IV, and WLR AHM Co-Invest, L.P., and WLR Master Co-Investment GP, LLC is the general partner of WLR/GS Master Co-Investment, L.P., or GS Co-Invest Fund. WL Ross & Co. LLC serves as the investment manager to Fund III, Fund IV and the GS Co-Invest Fund. Invesco Private Capital, Inc. is the managing member of INVESCO WLR IV Associates LLC, which in turn is the general partner of WLR IV Parallel ESC, L.P., or the Parallel Fund. INVESCO WLR IV Associates LLC and WLR Recovery Associates IV LLC have entered into a parallel investment agreement pursuant to which WLR Recovery Associates IV LLC has been appointed as representative and attorney-in-fact of the Parallel Fund to, among other things, exercise all rights, powers and privileges with respect to the common stock and the Series A Preferred Stock of the Company owned by the Parallel Fund. Mr. Ross expressly disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

Mr. Ross joined Ocwen’s board of directors effective March 11, 2013. In addition, Ocwen acquired Homeward from the above-listed entities affiliated with WL Ross & Co. LLC on December 27, 2012, which entities owned a majority of the outstanding stock of Homeward. Mr. Ross previously served as chairman of the board of Homeward.

Each of the above-listed entities has indicated that it is an affiliate of a broker-dealer, but has certified that it has acquired its securities in the ordinary course of business, and at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The address of Mr. Ross is 319 Clematis Street, Room 1000 (10th Floor), West Palm Beach, Florida 33401. The address of each of Fund III, Fund IV, the AHM Co-Invest Fund, the GS Co-Invest Fund and the Parallel Fund is c/o WL Ross Group, L.P., 1166 Avenue of the Americas, New York, New York 10036.

Description of Capital Stock

The following description does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation and by-laws.

General

Pursuant to our amended and restated articles of incorporation, we are authorized to issue 200 million shares of common stock, par value $0.01 per share, and 20 million shares of preferred stock, par value $0.01 per share. As of May 2, 2013, there were 135,661,722 shares of common stock outstanding and 162,000 shares of Series A Preferred Stock outstanding.

Common Stock

Each share of common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The shares of common stock represent nonwithdrawable capital and are not subject to call for redemption. The shares of common stock are not an account of an insurable type and are not insured by the Federal Deposit Insurance Corporation or any other governmental authority.

We may pay dividends if, as and when declared by our Board of Directors, subject to compliance with limitations which are imposed by law. The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by our Board of Directors out of funds legally available therefor. If we issue preferred shares, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

The holders of common stock possess exclusive voting rights in Ocwen. They elect our Board of Directors and act on such other matters as are required to be presented to them under applicable law or our amended and restated articles of incorporation or as are otherwise presented to them by our Board of Directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If we issue preferred shares, holders of the preferred shares also may possess voting rights.

If we liquidate, dissolve or wind-up, the holders of the then-outstanding common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. If preferred shares are issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Holders of the common stock are not entitled to preemptive rights with respect to any shares which may be issued in the future. Thus, we may sell common stock without first offering them to the then holders of the common stock.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. All common stock issued will, when issued, be fully paid and nonassessable.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 20 million shares of preferred stock in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such preferred stock.

Description of Series A Preferred Stock

The Series A Preferred Stock constitutes a single series of our preferred stock, with a par value of $0.01 per share and a liquidation preference amount of $1,000 per share. The Series A Preferred Stock has no maturity date. We issued 162,000 shares of Series A Preferred Stock as part of the Merger Consideration in connection with the Homeward Merger.

This section summarizes specific terms and provisions of the Series A Preferred Stock. The description of the Series A Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series A Preferred Stock, as are stated in the Article of Designation Preferences and Rights of the Series A Perpetual Convertible Preferred Stock, a copy of which was attached as Exhibit 4.1 to our Current Report on Form 8-K filed on December 28, 2012 and incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Ranking

The Series A Preferred Stock will, with respect to the payment of dividends, redemption and distributions upon the liquidation, winding up and dissolution of the Company, rank (i) senior to all classes of common stock and to each other class of capital stock or series of preferred stock established after October 2, 2012 by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to dividends, redemptions and distributions upon the liquidation, winding-up and dissolution of the Company, (ii) so long as any shares of Series A Preferred Stock are outstanding and subject to the affirmative vote of holders of at least 50.1% of such outstanding Series A Preferred Stock, on parity with any additional shares of Series A Preferred Stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividends, redemptions and distributions upon the liquidation, winding-up and dissolution of the Company, and (iii) so long as any shares of Series A Preferred Stock are outstanding and subject to the affirmative vote of holders of at least 50.1% of such outstanding Series A Preferred Stock, junior to each class of capital stock or series of preferred stock issued by the Company, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividends, redemptions and distributions upon the liquidation, winding-up and dissolution of the Company.

Dividends

Holders of the Series A Preferred Stock shall be entitled to receive, to the fullest extent permitted by law, mandatory and cumulative dividends payable quarterly in arrears with respect to the dividend period ending on and including the last calendar day of each quarter ending December 31, March 31, June 30 and September 30 at the rate per share equal to the greater of (i) 3.75% per annum multiplied by the liquidation preference per share (initially $1,000) and (ii) in the event the Company pays a regular quarterly dividend on its common stock in such quarter, the rate per share payable in respect of such quarterly dividend on an as-converted-to-common-stock basis. If the Company declares a special dividend on common stock, then any dividend shall be payable to the holders of the shares of common stock and the holders of the shares of Series A Preferred Stock on a pari passu, as-converted basis. Any dividend may be paid in cash, additional shares of Series A Preferred Stock, which we refer to as PIK Dividends, or any combination thereof.

Conversion Rights

Each share of Series A Preferred Stock, together with any accrued and unpaid dividends, may be converted to common stock at the option of the holder at a conversion price equal to $31.79, subject to adjustment upon certain events including payment of dividends or other distributions on the capital stock payable in common stock, below market price issuances of common stock or common stock equivalents, stock splits and combinations, above market price tender offers, exchange offers or other offers to repurchase common stock, reclassification, reorganizations and other corporate actions by the Company.

Liquidation Rights

In the event of (a) the commencement of a voluntary or involuntary case with respect to the Company or any subsidiary holding all or substantially all of the Company’s assets (on a consolidated basis) pursuant to or within the meaning of Title 11 of the United States Code, (b) the appointment of a custodian for all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (c) a general assignment by the Company for the benefit of its creditors, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Company available for distribution, before any distribution or payment out of such assets may be made to the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, and subject to the rights of holders of any senior securities or parity securities upon liquidation and the rights of the Company’s creditors, payment of an amount equal to the sum of (i) the liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock, whether or not declared. To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

In the event of any change of control of the Company, upon the consummation of the change of control transaction, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock the greater of (i) the liquidation preference amount per share plus any accrued and unpaid dividends on the Series A Preferred Stock, whether or not declared, and (ii) the amount such holder would receive if such holder converted such share of Series A Preferred Stock into the kind and amount of securities, cash or other assets receivable upon the consummation of the change in control by a holder of the number of shares of common stock into which such share of Series A Preferred Stock might have been converted immediately before such change in control.

Redemptions and Repurchases

The Company, at its option, may redeem the Series A Preferred Stock in whole, or, from to time, in part, at any time, commencing on or after December 27, 2014, payable by the Company through the issuance of shares of common stock. The number of shares of common stock to be delivered by the Company with respect to the Series A Preferred Stock being redeemed shall be equal to the product of: (A) if redeemed (i) on and after December 27, 2014 but prior to December 27, 2015, 103% and the liquidation preference amount per share, plus any accrued and unpaid dividends, whether or not declared; (ii) on and after December 27, 2015 but prior to December 27, 2016, 102% and the liquidation preference amount per share, plus any accrued and unpaid dividends, whether or not declared; (iii) on and after December 27, 2016 but prior to December 27, 2017, 101% and the liquidation preference amount per share, plus any accrued and unpaid dividends, whether or not declared; or (iv) on and after December 27, 2017, 100% and the liquidation preference amount per share, plus any accrued and unpaid dividends, whether or not declared; divided by (B) the average of the closing prices of the common stock for the twenty (20) consecutive trading days ending the day before the redemption date.

Voting Rights

The holders of Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote, voting together with the holders of the common stock as a single class, with each share of common stock entitled to one vote per share and each share of Series A Preferred Stock entitled to one vote for each share of common stock issuable upon conversion of the Series A Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

In addition, so long as any shares of the Series A Preferred Stock are outstanding, the Company will not, without obtaining the approval of the holders of at least 50.1% of the shares of Series A Preferred Stock: (i) authorize, create (by way of reclassification or otherwise) or issue any senior securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase shares of any class or series of senior securities; (ii) reclassify, alter or amend any authorized parity securities, senior securities or junior securities of the Company, if such reclassification, alteration or amendment would render such other security senior to (or, in the case of senior securities, senior in additional respects to) the Series A Preferred Stock; (iii) issue any Series A Preferred Stock other than (A) the Series A Preferred Stock issued on December 27, 2012 and (B) PIK Dividends; (iv) prior to December 27, 2015, issue any parity securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of parity securities, in each case, to the extent that the aggregate liquidation preference in respect of all parity securities then outstanding (other than the Series A Preferred Stock) would exceed $325,000,000; (v) amend or otherwise alter the Articles of Designation or the Articles of Incorporation in any manner that under the Florida Business Corporation Act requires the prior vote as a separate class of the holders of Series A Preferred Stock; (vi) amend or otherwise alter the Articles of Designation or the Articles of Incorporation in any manner that would adversely affect the rights, privileges or preferences of the Series A Preferred Stock; (vii) pay any dividend in cash to the common stock, other junior securities or parity securities in respect of any quarterly dividend unless the dividend payable in respect of such quarter on the Series A Preferred Stock is also paid in cash to the same extent; or (viii) waive compliance with any provision of the Articles of Designation or take any actions intended to circumvent the provisions of the Articles of Designation.

Without the consent of each holder affected, an amendment or waiver of the Company’s Articles of Incorporation or of the Articles of Designation may not (with respect to any shares of Series A Preferred Stock held by a non-consenting holder): (i) alter the voting rights with respect to the Series A Preferred Stock or reduce the number of shares of Series A Preferred Stock whose holders must consent to an amendment, supplement or waiver; (ii) reduce the liquidation preference or alter the provisions with respect to the redemption of the Series A Preferred Stock; (iii) alter the conversion rights of the holders of Series A Preferred Stock; (iv) reduce the rate of payment of dividends on any share of Series A Preferred Stock; (v) waive the consequences of any failure to pay dividends on the Series A Preferred Stock; (vi) make any share of Series A Preferred Stock payable in any form other than that stated in the Articles of Designation; (vii) make any change in the provisions of the Articles of Designation relating to waivers of the rights of holders of Series A Preferred Stock to receive the liquidation preference and dividends on the Series A Preferred Stock; or (viii) waive a redemption payment with respect to any share of Series A Preferred Stock.

In addition, the recipients of the Series A Preferred Stock on the original issue date shall have the right to appoint one individual to attend, as a nonvoting observer, all meetings of the Company’s Board of Directors and each committee thereof, subject to certain exceptions.

Plan of Distribution

The selling stockholders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly, pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through one or more underwriters, broker-dealers or agents and/or directly to one or more purchasers. If securities are sold through underwriters or broker-dealers, the selling stockholders will be responsible for any underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at a fixed price or fixed prices, which may be changed, at prevailing market prices at the time of the sale or at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods or combination of such methods when selling the securities:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, which may include, without limitation, one or more privately negotiated over-the-counter option transactions and/or one or more privately negotiated over-the-counter forward transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such securities at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus and/or in any other manner that is permitted by law.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

In connection with sales of securities, the selling stockholders may enter into privately negotiated derivatives transactions, which may be options and/or forward transactions, with broker-dealers or other financial institutions which may require or permit the delivery to the broker-dealer or other financial institution of the securities offered by this prospectus in settlement of such derivatives transaction. If the applicable prospectus supplement so indicates, in connection with a derivatives transaction, a broker-dealer or other financial institution may sell the securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. The broker-dealer or other financial institution in such sale transactions, if not identified in this prospectus, will be named in the applicable prospectus supplement. The broker-dealer or other financial institution may use securities pledged by the selling stockholders, or borrowed from the selling stockholders or others to settle short sales in connection with a derivatives transaction or to close out any related open borrowings of stock, and may use securities received from the selling stockholders in settlement of that derivatives transaction to close out any related open borrowings of stock and/or may sell such securities. The selling stockholders may also sell securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling stockholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge securities to broker-dealers or other financial institutions that in turn may sell such securities, including in short sale transactions using this prospectus and an applicable prospectus supplement. Such broker-dealers or other financial institutions may transfer its economic short position to investors in the securities or in connection with a concurrent offering of other securities.

The selling stockholders may pledge or grant a security interest in some or all of the securities owned by them and, if a default occurs under their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the identification of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other facts material to the transaction.

The aggregate proceeds to the selling stockholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

If a selling stockholder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Pursuant to the registration rights agreement between us and the selling stockholders, we will pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with applicable state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts, fees and selling or broker commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement between us and the selling stockholders, or the selling stockholders will be entitled to contribution.

The Series A Preferred Stock is not currently listed on any established securities exchange or quotation system. No assurance can be given as to the liquidity of the trading market for the Series A Preferred Stock.

Legal Matters

The validity of the issuance of the shares of our common stock and the shares of our Series A Preferred Stock described herein will be passed upon by Hunton & Williams LLP.

Experts

The consolidated financial statements incorporated in this prospectus by reference from Ocwen Financial Corporation’s Annual Report on Form 10-K, and the effectiveness of Ocwen Financial Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The Combined Balance Sheet of the Servicing Operations, a component of Residential Capital, LLC, or the Component, as of December 31, 2012 and December 31, 2011, and the related Combined Statements of Comprehensive Income, Changes in Equity and Cash Flows for each of the three years in the period ended December 31, 2012 incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Ocwen Financial Corporation filed on May 3, 2013 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unmodified opinion on such financial statements and includes an emphasis of matter paragraph regarding the purpose of the financial statements).  Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Homeward Residential Holdings, Inc. (formerly known as AHMSI Holdings, Inc.), AHMSI Holdings, Inc. and each of their respective subsidiaries, incorporated in this prospectus by reference from Ocwen Financial Corporation’s Current Report on Form 8-K/A filed with the SEC on March 15, 2013, have been audited by KPMG LLP, an independent auditor, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Part II. Information Not Required in Prospectus

Item 14.	Other expenses of issuance and distribution.

The following table sets forth the costs and expenses payable by us in connection with the sale of the securities being registered hereby. All amounts are estimates except the Commission registration fee.

Item	Amount to be paid
Commission registration fee	$22,096.80
Accounting fees and expenses *	50,000.00
Legal fees and expenses *	50,000.00
Printing fees and expenses *	30,000.00
Listing fees *	7,500.00
Total	$159,596.80

*   Denotes estimated amount

Item 15.	Indemnification of directors and officers.

We were organized under the laws of the State of Florida and are subject to the Florida Business Corporation Act, or the FBCA. Subject to the procedures and limitations stated therein Section 607.0831 of the FBCA provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless (a) the director breached or failed to perform his duties as a director and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.

Subject to the procedures and limitations stated therein, Section 607.0850(1) of the FBCA empowers a Florida corporation, such as us, to indemnify any person who was or is a party to any proceeding (other than any action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA also empowers a Florida corporation, such as us, to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

II-1

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) of the FBCA, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification of or advancement of expenses to any of its directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, a director, officer, employee or agent is not entitled to indemnification or advancement of expenses if a judgment or other final adjudication establish that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Our Amended and Restated Articles of Incorporation provide that we shall, to the fullest extent permitted by Section 607.0850 of the FBCA, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under Section 607.0850 of the FBCA from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 607.0850 of the FBCA. Further, the indemnification provided for in our Amended and Restated Articles of Incorporation is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

We maintain an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act for which they may become legally obligated to pay or for which we are required to indemnify our directors and officers.

Item 16.	Exhibits

Exhibit number	Description of exhibit
2.1(1)	Agreement of Merger, dated as of July 25, 1999, among Ocwen Financial Corporation, Ocwen Asset Investment Corp. and Ocwen Acquisition Company.
2.2(2)	Separation Agreement, dated as of August 10, 2009, by and between Ocwen Financial Corporation and Altisource Portfolio Solutions S.A.
2.3(3)	Merger Agreement, dated as of October 3, 2012, by and among Ocwen Financial Corporation, O&H Acquisition Corp., Homeward Residential Holdings, Inc., and WL Ross & Co. LLC.
3.1(4)	Amended and Restated Articles of Incorporation.
3.2(5)	Articles of Amendment to the Amended and Restated Articles of Incorporation—Articles of Designation, Preferences and Rights of Series A Perpetual Convertible Preferred Stock.
3.3(6)	Amended and Restated Bylaws.
4.1(4)	Form of Certificate of Common Stock
5.1±	Opinion of Hunton & Williams LLP
10.1(7)	Asset Purchase Agreement between Ocwen Loan Servicing, LLC, and Residential Capital, LLC, Residential Funding Company, LLC, GMAC Mortgage, LLC, Executive Trustee Services, LLC, ETS of Washington, Inc., EPRE LLC, GMACM Borrower LLC, and RFC Borrower LLC dated as of November 2, 2012.
II-2

10.2(8)	Registration Rights Agreement, made and entered into as of December 27, 2012, by and among Ocwen Financial Corporation and the Holders (as defined therein).
23.1±	Consent of Deloitte & Touche LLP.
23.2±	Consent of Deloitte & Touche LLP.
23.3±	Consent of KPMG LLP.
23.4±	Consent of Hunton & Williams LLP (included in Exhibit 5.1).
24.1±	Power of Attorney (included on the signature page to this registration statement).

±	Included in this registration statement.
(1)	Incorporated by reference from a similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on July 26, 1999.
(2)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on August 12, 2009.
(3)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on October 5, 2012.
(4)	Incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-5153), as amended, declared effective by the Commission on September 25, 1996.
(5)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012.
(6)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on August 1, 2011.
(7)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on November 8, 2012.
(8)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012.

Item 17.	Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

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provided, however, that paragraphs (a)(l)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby further undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

(1)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of, and included in, the registration statement; and

(2)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(c)           The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)           any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)           any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)           the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)           any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(d)           The undersigned registrant hereby undertakes that:

(1)           for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(2)           for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Ocwen Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on May 8, 2013.

OCWEN FINANCIAL CORPORATION

By:	/s/	Ronald M. Faris
Ronald M. Faris
President and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald M. Faris and John V. Britti, each or either of them, his true and lawful attorneys-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William C. Erbey	Executive Chairman of the Board	May 8, 2013
William C. Erbey

/s/ Ronald M. Faris	President, Chief Executive Officer and Director	May 8, 2013
Ronald M. Faris	(Principal Executive Officer)

/s/ John V. Britti	Executive Vice President,	May 8, 2013
John V. Britti	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer)
/s/ Ronald J. Korn	Director	May 8, 2013
Ronald J. Korn

/s/ William H. Lacy	Director	May 8, 2013
William H. Lacy

/s/ Barry N. Wish	Director	May 8, 2013
Barry N. Wish

/s/ Wilbur L. Ross, Jr.	Director	May 8, 2013
Wilbur L. Ross, Jr.

/s/ Robert A. Salcetti	Director	May 8, 2013
Robert A. Salcetti

Index to Exhibits

Exhibit number	Description of exhibit
2.1(1)	Agreement of Merger, dated as of July 25, 1999, among Ocwen Financial Corporation, Ocwen Asset Investment Corp. and Ocwen Acquisition Company.
2.2(2)	Separation Agreement, dated as of August 10, 2009, by and between Ocwen Financial Corporation and Altisource Portfolio Solutions S.A.
2.3(3)	Merger Agreement, dated as of October 3, 2012, by and among Ocwen Financial Corporation, O&H Acquisition Corp., Homeward Residential Holdings, Inc., and WL Ross & Co. LLC.
3.1(4)	Amended and Restated Articles of Incorporation.
3.2(5)	Articles of Amendment to the Amended and Restated Articles of Incorporation—Articles of Designation, Preferences and Rights of Series A Perpetual Convertible Preferred Stock.
3.3(6)	Amended and Restated Bylaws.
4.1(4)	Form of Certificate of Common Stock
5.1±	Opinion of Hunton & Williams LLP
10.1(7)	Asset Purchase Agreement between Ocwen Loan Servicing, LLC, and Residential Capital, LLC, Residential Funding Company, LLC, GMAC Mortgage, LLC, Executive Trustee Services, LLC, ETS of Washington, Inc., EPRE LLC, GMACM Borrower LLC, and RFC Borrower LLC dated as of November 2, 2012.
10.2(8)	Registration Rights Agreement, made and entered into as of December 27, 2012, by and among Ocwen Financial Corporation and the Holders (as defined therein).
23.1±	Consent of Deloitte & Touche LLP.
23.2±	Consent of Deloitte & Touche LLP.
23.3±	Consent of KPMG LLP.
23.4±	Consent of Hunton & Williams LLP (included in Exhibit 5.1).
24.1±	Power of Attorney (included on the signature page to this registration statement).

±	Included in this registration statement.
(1)	Incorporated by reference from a similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on July 26, 1999.
(2)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on August 12, 2009.
(3)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on October 5, 2012.
(4)	Incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-5153), as amended, declared effective by the Commission on September 25, 1996.
(5)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012.
(6)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on August 1, 2011.
(7)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on November 8, 2012.
(8)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012.